Exhibit j

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Combined Statement of Additional Information and to the incorporation by reference of our report dated February 19, 2016 in the Registration Statement (Form N-1A) of Hartford HLS Series Fund II, Inc. for the year ended December 31, 2015 filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 72 under the Securities Act of 1933 (Registration No. 033-03920).

/s/Ernst & Young LLP

New York, New York

April 1, 2016